Exhibit 99.2

Tianyin Pharmaceutical Inc.
Fiscal Year 2013 Annual Financial Results Conference Call
September 27, 2013

Operator.    Good morning, ladies and gentlemen, and thank you for standing by. Welcome to the Tianyin Pharmaceuticals’ annual earnings conference call. At this time, all participants are in a listen-only mode. Following the presentation, we will conduct a question-and-answer session with instructions provided. (Operator Instructions). I will now turn the presentation over to Dr. James Tong, Chief Financial Officer. Please go ahead, sir.

James Tong- Chief Financial Officer.   Thank you, Operator. Good morning, good evening, ladies and gentlemen. Welcome to Tianyin Pharmaceuticals (TPI) fiscal year 2013 earnings conference call. I am James Jiayuan Tong, Chief Financial Officer and Chief Business and Development Officer of TPI. During this conference call, we will be reviewing the fiscal year 2013 financial highlights, followed by the question-and-answer period.

Before we continue, please note that this call will contain forward-looking statements made under the Safe Harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Any statements set forth in this presentation that are not historical fact are forward-looking statements that involve risks or uncertainties that could cause actual results to differ materially from those in the forward-looking statements, which may include but not limited to, such factors as unanticipated changes in the product demand, increased competition, failure to obtain or maintain intellectual property protection, fluctuation in economy, results of research and development, failure to obtain regulatory approvals and other information detailed from time to time in TPI’s filings and future filings with the United States Securities and Exchange Commission. The forward-looking statements contained in this presentation are made only for this date and TPI is under no obligation to revise or update those forward-looking statements.

Financial highlights of Fiscal year 2013 ended June 30, 2013:

Revenue totaled $67.5 million compared with $69.6 million in fiscal year 2012, a decrease of 3% year-over-year. Operating income was $9.3 million, compared with $8.5 million in fiscal year 2012, an increase of 9% year-over-year. Net income was $6.6 million compared with $6.2 million in fiscal year 2012, an increase of 6% year-over-year. Earnings per share were $0.23 per basic share and $0.23 per diluted share, compared with $0.22 per basic share or $0.22 per diluted share in fiscal year 2012.

Cash and cash equivalents totaled $26.8 million on June 30, 2013; and operating cash flow for the fiscal year 2013 ended June 30, 2013 was $8.2 million, compared with operating cash flow of $8 million for the fiscal year ended June 30, 2012.

Sales for the fiscal year 2013 was $67.5 million, decreased by 3% from $69.6 million for the fiscal year 2012, as a result of generic pricing pressure, coupled with prolonged JCM Jiangchuan Macrolide Facility production ramp up. We are currently exploring and implementing various strategies to stabilize our generic sales. In addition to the distribution revenue from TMT and JCM macrolide API revenue, we are also focusing on expanding sales efforts at tier 3 and tier 2 hospitals in major cities of China to strengthen our high-end hospital pharmaceutical market segment.

Our top five products by sales in fiscal year 2013 are; Ginkgo Mihuan Oral Liquid (GMOL) for cardiovascular diseases $26.1 million, Mycophenolate mofetil capsules (MM) for renal transplant $6.9 million, Azithromycin Dispersible Tablets (AZI) for infectious diseases $4.6 million, Qingre Jiedu Oral Liquid (QRE) for viral infections $3.6 million, and Yanyan Tablets (YY) for throat inflammation $1.6 million. The core product portfolio totaled $42.7 million or 84% of the organic portfolio revenue.

Gross profit for fiscal year 2013 was approximately $26 million with 38.5% gross margins, an increase of 7% year-over-year, compared with $24.3 million with 35% gross margin for fiscal year 2012. The improvement in gross margins was mainly attributed to the increase of sales of GMOL by 53% year-over-year from $17.1 million in fiscal year 2012 to $26.1 million, along with other core products revenue growth that totaled $42.7 million with higher margins. This offset the prevailing generic pricing pressure and the lower margined TMT distribution revenues, whose gross margins average about 10%.

During the fiscal year 2013, our organic product portfolio delivered approximately 51.6% gross margins, a significant improvement from 45% in fiscal year 2012. Provided the blend of core product sales growth along with TMT lower margin distribution revenue and lower margin generic sales as the current pricing trend continues, we anticipate our overall gross margin in the near term to stabilize around 36% for the fiscal year 2014, influenced by the revenue mix of TMT revenue and JCM macrolide API revenue, as compared to the core product portfolio performance.

Operating and R&D expenses were $16.7 million in fiscal year 2013, compared with $15.8 million in fiscal year 2012. The increase is associated with the increase of selling and marketing expenses. We expect that the operating expenses percentage to stabilize between 20% to 25% of the revenue for the coming year.

Net income was $6.6 million in fiscal year of 2013, an increase of 6% from $6.2 million in fiscal year 2012. Diluted earnings per share for the fiscal year 2013 were $0.23 based on 29.3 million shares compared with the earnings of $0.22 from diluted share for the fiscal year 2012.

Balance sheet and cash flow. As of June 30, 2013, we had working capital total $35.9 million, including cash and cash equivalents of $26.8 million. Net cash generated from operating activities was $8.2 million for fiscal year ended June 30, 2013 as compared with $7.9 million for fiscal year 2012. The increase was mainly due to the increase in net income. At the end of fiscal year 2013, accounts receivable was $10.1 million, 15% of the total revenue, improved from $11.3 million or 16.2% of the total revenue for fiscal year 2012, which is mainly due to the shortened payment cycle by distributors driven by core products revenue performance.

Net cash used in investing activities for fiscal year 2013 totaled $16.1 million compared with $5.1 million in the fiscal year 2012 which were mainly related to the construction and equipment purchase of the QLF Qionglai Facility project. We anticipate that in the first half of fiscal year 2014 the capital expenditure will be approximately $10 million due to our QLF relocation. We believe that TPI is adequately funded to meet all of our working capital and capital expenditure needs for fiscal year 2014.

Business development and outlook. R&D for additional indications of flagship product, Gingko Mihuan (GMOL). Our flagship product GMOL contributed about 39% to our total revenue in fiscal year 2013. Clinical application and information gathered from our physicians showed that in addition to our approved indication cardiovascular disorders has also off-label use of GMOL, which indicated in hepatic diseases and ophthalmological diseases. The validity of these observations is currently being investigated.

Jiangchuan Macrolide Facility (JCM). In April 2009, we entered into a land supply agreement with the Sichuan Xinjin County Government to acquire 100 mu which is 66,700 square meters of land with Xinjin Chemical Industrial Park to establish a manufacturing plant for API of macrolides antibiotics.

In January 2012, JCM was approved for its GMP certification designated as CHUAN M0799, which is valid for the period of December 31, 2011 until December 31, 2015. JCM has started producing macrolide API for TPI's production of Azithromycin Dispersible Tablets since July 2012.

Currently the monthly production capacity of JCM is about 10 tons. As of September 27, 2013, the JCM facility has been in operation and mainly supporting TPI's production of Azithromycin tablets.

Tianyin Medicine Trading (TMT). We have been developing the distribution portfolio of TMT which distributes product manufactured by both TPI and other pharmaceutical companies to fuel our expanding sales network, as well as to provide synergy to our existing organic product portfolio.

TMT has been distributing mainly TPI's own products since its inception in 2009. In 2010 we signed a distribution contract with Jiangsu Lianshui Pharmaceuticals, one of the most celebrated national brand of injection pharmaceutical products, distributing approximately 15 entry branded generic products. The distribution contract was successfully extended for following year until 2014. The annual distribution revenue from TMT reached approximately $16.2 million in fiscal year 2013.

Pre-extraction and formulation plant development at Qionglai Facility (QLF). In preparation for the new GMP standards stipulated by the PRC government in early 2011, TPI initiated a process of optimizing manufacturing facilities and production lines of the company in compliance with the new GMP standards. We received our current GMP certificate for both of our pre-extraction plan and formulation on August 27, 2013 for the next three years until the end of 2015. In addition, under the guidance by provincial government our facility is scheduled to be relocated to Qionglai County, South of Chengdu which is designated for the pharmaceutical industry.

The QLF is approximately 18 miles from the company’s recently completed JCM facility. A proposed relocation project also includes our TCM pre-extraction plant which is currently located near the center of the city surrounded by a rapidly expanding residential area. Both the pre-extraction plant and the formulation plant will be subsequently relocated to Qionglai County to become a combined QLF plant which is estimated to be 80 mu or 13 acres.

The combined QLF plant, designed and constructed according to the latest GMP standards, is expected to relieve the current capacity saturation at the current facilities. The re-location cost for Phase I is estimated to be $25 million, which, when completed, is expected to expand the current capacity by approximately 30%. If the company decides to further expand the capacity, Phase II QLF, an additional $10 million may be invested to double the current capacity.

Since the official start of the relocation project in February 2012, the construction of the QLF project has been progressing on schedule. The Phase I of relocation of pre-extraction plant is expected to complete by the end of 2013 calendar year.

In order to facilitate the relocation of Chengdu Tianyin's business operation to Qionglai County and to secure land use rights for the relocation of manufacturing facilities, Chengdu Tianyin needed to establish its presence at Qionglai County during the process of construction, while TMT is registered in Longquan County. Therefore, the company decided to acquire a pharmaceutical distribution company and registered it at Qionglai County as a subsidiary of Chengdu Tianyin. On August 29, 2012, Chengdu Tianyin entered into a Share Transfer Agreement with the shareholders of Sichuan Hengshuo Pharmaceutical (“Hengshuo” or “HSP”), a PRC pharmaceutical trading company to acquire 100% ownership of HSP for a total consideration of approximately $200,000 or RMB 1.3 million. The share transfer was closed on November 30, 2012 pursuant to which Chengdu Tianyin now owns 100% of HSP and Dr. Guoqing Jiang has become the legal representative of HSP.

Fiscal year 2013 guidance. Our revenue of approximately $67.5 million came below our previously estimated 5% growth projection year-over-year. This was mainly due to the tightened pricing control of generics in China amid the healthcare reform and from the government's efforts to promote lower margined essential drugs, EDL prices that simultaneously compressed our margins, as well as our sales volume of those generic products. Those factors, together with the negative market environment of Azithromycin API pricing led to the intensified market and pricing competition combined with an excess of capacity that may continue to last for a few years.

Our net margin guidance met our estimated 10% goal and delivered net income for our fiscal year 2013 of $6.8 million, a growth of 6% from fiscal year 2012. This was primarily attributable to the improvement of our gross margins driven by growth in our core product sales.

The following factors in our opinion will influence the future growth perspectives of our company. Market expansion and revenue growth of TPI's core products such as GMOL and other major products, gradual ramp up of JCM revenue in the fiscal year 2014, the stabilization of generic sales following progressive pricing restrictions, steady TMT distribution revenue contribution and QLF relocation and smooth transition of production capacity.

Considering the continuous generic pricing pressure going forward along with the gradual development of our JCM business and the steady TMT distribution revenue for the following year, fiscal year 2014, we forecast that the revenue growth for TPI may range from 0% to 5% for the coming year along with the 10% net margin. The forecast net income guidance excluded any non-cash expenses associated with the stock compensation plan or a stock option. Management will continue to evaluate the company’s business outlook and communicate any changes on a quarterly basis as and when appropriate.

Operator, please open the question-and-answer session period.

Question-and-Answer Session

Operator.     (Operator Instructions) And your first question on the line today comes from Adam Waldo with Lismore Partners LLC. Please go ahead.

Adam Waldo- Lismore Partners LLC.   On your last quarterly conference call you had projected that the total capital expenditures for Phase I of QLF would likely come in several million dollars below prior guidance for $25 million. Can you update us at this point on two things, what your current forecast is for the total project cost and how much had been paid out in cash as of the end of fiscal 2013 and how much we still have left to pay off?

James Tong- Chief Financial Officer.   Thanks for the question, Adam. So if you look at cash flow that the $16 million has been paid out for QLF relocation and then we're looking for about $9 million to $10 million left to pay off. So that’s pretty close to our previous forecast.

Adam Waldo- Lismore Partners LLC.   Okay, but wasn’t some of QLF also paid out in buying the land use rights and some other preliminary expenditures during fiscal 2012, such that would be a little higher than that now on the $25 or is $16 million truly what we paid out?

James Tong- Chief Financial Officer.   So the $16 million is what we truly paid out. When you look at the year before there was some of the related investment activities and that was mainly for the JCM, because these constructions really follow year after year which there is no interruption between these two projects. And so when you look at the previous year that’s mainly for JCM and then the $16 million that happened this year was mainly towards the QLF.

Adam Waldo- Lismore Partners LLC.   Okay. And so you’re currently forecasting another $9 million to $10 million of expenditures on Phase I, the cash expenditures?

James Tong- Chief Financial Officer.   Yes.

Adam Waldo- Lismore Partners LLC.   Okay. Any update on the timing of the previously estimated proceeds from the disposable of the current facility of $5 million to $7 million? Obviously that’s going to occur after the project is completed by the end of calendar 2013, but do you have any visibility into how far into calendar 2014 before we might start to see some of that cash come back to us?

James Tong- Chief Financial Officer.   We should be able to. So this will follow the completion of the relocation. So there are two facilities of the QLF there. I believe the pre-extraction will be relocated ahead of the formulation plant, and then that has to be fully completed before we can move or completely move out from the Longquan facility. So I believe that the end of 2014 calendar year is the earliest time we are going to see revenue generated from the new facilities in Qionglai County, and there are a lot of moving factors during this period but this is some timeframe that we are looking for.

Adam Waldo- Lismore Partners LLC.   Okay, so end of calendar 2014 at the earliest is your current estimate?

James Tong- Chief Financial Officer.   Yes.

Adam Waldo- Lismore Partners LLC.   Okay, that’s helpful. Thank you. And then turning to your guidance for fiscal 2014, you had obviously a couple of major provincial EDL approval wins in fiscal 2013, most notably the one announced over the summer. And so I wonder in your overall total company revenue growth outlook of 0% to 5% for fiscal 2014, what growth rate are you assuming for total GMOL sales in that outlook from the 26 million of sales that we saw in fiscal 2013 because obviously that product launch should go pretty smartly if we have the capacity to produce it given the recent provincial EDL wins, right?

James Tong- Chief Financial Officer.   Well, GMOL is not a nationally EDL, so it’s a provincial EDL, so the development of sales, it has been quite significant growth for GMOL, I think that the provincial EDL status is really helpful. But at this moment we do not have new provinces having GMOL as the provincial EDL. So in May this year, there have been new policies of healthcare reform coming out. So we are waiting, because the policy will take a little while to substantiate and we are looking at whether, how deeply these policies infiltrate the individual provinces and that will influence the sales of GMOL. So 0% to 5% is the conservatives estimate, but we are also factoring that the JCM will gradually grow, but it really depends on the market. We are certainly now going to be extending the sales at a loss, so those factors, to be cautious, give us 0% to 5% growth estimate here.

Adam Waldo- Lismore Partners LLC.   Okay, I’m going to push you a little bit more on that, James. So would it be fair to assume that the JCM API sales either for domestic customers or for export, the third party sales in your fiscal 2014 revenue growth guidance was  little or no revenue to be realized?

James Tong- Chief Financial Officer.   We believe that they will be from the third party revenue in 2014.

Adam Waldo- Lismore Partners LLC.   It doesn’t sound like you have incorporated any outlook for that in your guidance however?

James Tong- Chief Financial Officer.   Well, it’s more quantitative -- actually that put in the gradual steady recovery of the JCM raw material market, but we didn’t want to -- there have been some third party sales even during fiscal year 2013, but very minimal, it’s about $700,000. So it was very different from three years ago when our projection and the market were very different. The competition has been astounding and we’ve tried to cope with that and we do not want to expand the market at loss.

Adam Waldo- Lismore Partners LLC.   Sure, you don’t want to sell at a loss. So I guess what I am trying to get at it sounds like you incorporate little or no revenue impact from third party API sales in your fiscal 2014 guidance, because given current market conditions you don’t want to as you say put revenues at a loss. So, is that a fair conclusion?

And then on the GMOL side, I wonder can you be a little more specific about what growth rate at GMOL sales you are looking for in fiscal 2014 that underlies your total company revenue growth outlook of 0% to 5%?

James Tong- Chief Financial Officer.   We believe that 10% to 20% of the growth is profitable for GMOL.

Adam Waldo- Lismore Partners LLC.   Okay. And little or no revenue contribution from third party API?

James Tong- Chief Financial Officer.   We are trying the best, but at this moment we do not expect significant revenue contribution as we previously predicted, have been conservative in that segment.

Adam Waldo- Lismore Partners LLC.   Okay. I will come back around for other questions in a few minutes.

Operator.   (Operator Instructions). Your next question comes from David Sheridan with WorldOver Capital. Please go ahead.

David Sheridan- WorldOver Capital.   Just following up on the previous question. If GMOL sales growth is 10% to 20% and you generated $26 million of sales in fiscal year 2013, you are sort of saying that sales growth to be between $2.5 million to $5 million that you’re roughly estimating in there. And does that sort of mean that maybe you are thinking in the GMOL market a little bit of extra sales from $ 0.9 million of API, probably TMT sales are going to be basically flat, so you are not really producing any more third-party sales. So you are basically saying that the other product sales, those outside the top size are going to fall again and that were $24.6 million in 2012, the sales of $9.2 million in 2013. So, are you saying they are going to go down again? There is a very long tail of other products of almost 50, are going to go down to $7 million or $8 million or even less than that which basically means?

James Tong- Chief Financial Officer.   Sure. A short answer is, yes, that what we have observed for the past year and half  the healthcare reform’s push towards EDL. So if you have a company which does not have the EDL drug, it’s going to be difficult to sell those drugs even though they are nationally reimbursed like 80% and 90%. If they are not a proprietary product like GMOL, it’s going to be competing with other pharmaceutical companies which have the same product. And one similar product you could have 300 companies making them.

And the market, because sort of a policy limitation of these product to be sold in a lower tier hospital that you can only have to compete in a higher level let’s say AAA hospital. And I think there are approximately 1,000 AAA (tier 3) hospitals in China. So the competition is very fierce.

And what we have seen is that these products are fairly similar in quality. It really depends on the pharmaceutical company, whether it’s a more beautiful box or good marketing or lower price. So in the end you have very little margin. And the distributors didn’t want to sell them and then for the manufacturers here on the border of losing the margin.

So I think that both factors contribute to a reduced sale. But for a product like GMOL and the other product we see, the sales of core products are actually doing well and with higher margins. So I think that we expect that it would continue to see this concentrated core product performance, but at 0% to 5% here is they are conservative at the start of the fiscal year 2014, but we could certainly revise if there is upside of the fiscal year.

David Sheridan- WorldOver Capital.   Right. Okay and just on GMOL itself and you manage to get another province towards the end of your financial year, haven’t got one province I think. And when I look at the population of that province versus the other, I think five provinces which you had to chose regional acceptance. And it was very significant, an increase over and above on a percentage basis over and above the population that you are able to serve. That would indicate that if you manage to achieve the same sort of penetration in that province as you have to choose in the others, if you would really be expecting sales if they were immediate to GMOL to be much more than 10% to 20% growth. So is GMOL also seeing downward pricing pressure even though you have got greater level of volume because you won an extra province and acquired a significant province as far as the number of people and there were just two parts of the question; one, are you seeing downward pressure on GMOL pricing, as well as the other product which is thus far being offset by bigger volume elsewhere?

James Tong- Chief Financial Officer.   Yeah, so if GMOL, let’s imagine that if GMOL has become EDL nationally, we expect that the margin will go down because such a high margin product and with before EDL privilege that the government, the FDA and the MOH, Ministry of Health will check that whether the margin is necessary, but because the proprietary for certain margin with a substantial margin is allowed. So whenever you develop the new province, hopefully the bidding price will not change too much from our previous level, but with the current healthcare reform that the prices are easier to go down than going up.

David Sheridan- WorldOver Capital.   I understand that. So interested in your revenue guidance for 2014, are you expecting that your guidance except some former downward processing in GMOL?

James Tong- Chief Financial Officer.   We think GMOL will grow. Also it really depends on the percentage of growth. And we were expecting that some of growth, if it’s possible for the JCM.. For some lower margin EDL product, even though it is an EDL, but if it’s competing with other similar products, when the margin is low so that the company is not making any profit selling them. Therefore,  the sales may not grow as expected.

Also the distribution revenue with lower margin which is 10% that was a very good addition to the revenue, but because the lower margin we have it might also reduce the sales going forward. So I think that in 2014, we expect that’s a stabilization and increase of gross margin, but the sales component could be modified.

David Sheridan- WorldOver Capital.   Alright. Okay. Last question. And on the plant, the new plant that you are currently building, where you are expecting an additional $10 million to be spent on that outside for equipment et cetera in the first half of your financial year 2014. The full CapEx for 2014, do you have an idea what that will be, last year it was $16.1 million roughly. And for the full year 2014, are you expecting a similar number, $6 million to $8 million which you think it will start to come off a bit and because most of the plant has been built and you will be spending most of the money in the first half of the financial year?

James Tong- Chief Financial Officer.   That's what we are expecting. We think that $10 million will be it that there is no other plant construction. For the full year maybe here and there a little bit, but I think that $10 million is completing QLF project. And at this moment we do not have a plan to further expand the capacity at this moment. So I think that will be it. So if you can factor $10 million for this full year of the 2014 CapEx.

David Sheridan- WorldOver Capital.   Okay. That’s just my questions at the moment.

James Tong- Chief Financial Officer.   Thank you.

Operator.   Your next question on the line comes from John Greco. Please go ahead.

John Greco.   James a question on the construction of Phase I of that plant, it sounds like there are going to be about $1 million over the original cost of the budget. Is that correct?

James Tong- Chief Financial Officer.   Well, we put in $10 million because we want to get a little bit leeway. So if it's 25 that will be $9 million. We put in $10 million to get a little bit of leeway, but if this is no way to be saying that we're going to go over the budget. At the time I had discussed with our CEO and COO that we can put $9 million then to be exactly or we put in $10 million because if it's let’s say, $9.5 million. And so we wouldn't go that detailed on that particular number.

John Greco.   Do you believe that $10 million will be running the number and/or under complete?

James Tong- Chief Financial Officer.   $10 million and under will be complete. Yes.

John Greco.                      Next question is that I had read in one year notes cash that are online, you guys were working with, I believe, India, Pakistan and Indonesia to develop your sales, is that correct?

James Tong- Chief Financial Officer.   Yes, for API.

John Greco.   What's the status of that?

James Tong- Chief Financial Officer.   So we have been doing was that even two years ago we have found an agent in Bangladesh. So Bangladesh and Pakistan and India, to distribute and to find clients with commission of 1.5 to 3% of the wholesale, but the market has changed quite a bit since the starting of JCM. We were getting some of the quotes. And as I have said before, some of the quotes are not favorable to our quality because we make higher quality because it depends on the USP standards. And then the quotes, we need to lower the quality in order to meet the quote to be profitable.

And so the status here is that there is no actual meaningful sale, but we have established, about, I think five to six clients requesting samples, we have sent – we have established the relations. And I think that if the market turns and then our products become profitable, it is definitely possible to develop higher sales. At this moment, there is no substantial sale.

John Greco.   Has the company entered any [deal] which is the lower quality/brand before those clients?

James Tong- Chief Financial Officer.   We could, so there are different standards like USP 26, 32, 33 and even 36. So the higher number the higher the quality. We could go to 26 and some of the smaller pharmaceutical company might buy them with lower price, but we are certainly more inclined to sell higher quality because our plant being constructed is for the EU standards. So we can make EU standards product. So I think that you can also sell higher prices in the market, but we could make the lower standards product.

John Greco.   Well, I understand that higher quality is in keeping that brand recognition, but to get penetration into those markets I think it would be who was to put together more brand and penetrate those markets and establish yourself there in a better way, what would the profit margin be on the brand, the lower level that you could produce?

James Tong- Chief Financial Officer.   The gross margin is actually less than 10% at the moment. And some of the quotes that were sent to us that was even lower than the raw material price. So in order to grab these contracts, we will have to take a loss. So, that’s just no go. I think that there are some biddings going on there, other Chinese company could be other company as well, not necessarily have to be Chinese pharmaceutical company that they were trying to lower the price and to get the market share. We could certainly do that, but at this moment we are reluctant to sell at a loss just for the sake of market share. Yeah, so it’s a low margin competition at the moment.

John Greco.   What other markets are you presuming there any pipeline?

James Tong- Chief Financial Officer.   Well, India and Pakistan, Bangladesh that will be it, so Southeast Asia areas and certainly China market as well. So our third party sales, the meaningful third party sales for this year was actually to a client in China. I think that we also add a currency risk when we sell to Southeast Asia, and other foreign countries. So I think that the coming year will still be looking for new clients in china which could be the major portion of third party sales and then with addition from some of the Pakistan and India, Bangladesh contract.

John Greco.   The next question I have more of a global question for your company. It’s been a global feature of TPI, it’s a two plus question I guess. How long you think it will take TPI to get back to over to $3 and an increase of volume of share being traded?

James Tong- Chief Financial Officer.   Well, I’m not the stock guru here, but I think that from the company side that we are working a steady progress, so, yes, the revenue is lower, 3% than the last year, but the components of the revenue were actually improving. And I believe that it becomes healthier and also the growth of margins and then the growth of major products continue to perform. But we’re seeing some headwinds. So I think that if the picture becomes more clear, the May 20 (referring to the date of the new policy issuance) new healthcare reform policy becomes more infiltrated into different provinces, because it takes time for the policy finally be interpreted by the local government and down to the sort of administrative branch actually executing those policies and then the reflection from the pharmaceutical distributors and manufacturers. So it takes a little while.

So I think that when there is enough clarity we will, I think that the market will become more confident buying into TPI. And if there is upside surprises, right with good growth of earnings, good growth of individual business or products, and so that will certainly support the stock. For the volume wise, we have close to 3,000 shareholders and thanks for their support and t communication. I think that if the stock gradually gaining ground going above $1 or $2 and  the volume will return. Currently people are not confident enough to put in money under a $1 stock.

John Greco.   Last question going back to increasing your market share. Do you just want to stay in the Southeast Asian market other than expanding to North or South America or Europe?

James Tong- Chief Financial Officer.   Now we're certainly very interested. So we actually, the whole management team went to this raw material API conference which have the pharmaceutical companies from all over the world in Shanghai and we found that there are consulting companies, advisory companies can help you to do the U.S. standard GMP certification and EU standards and then you will be able to produce products towards these markets. And I think that this is definitely on the plan, but at this moment we want to do one thing at a time with the finished QLF relocation and then certainly we will have the North American, European market in line and they are able to do that. It depends on the capital employment in to that field and then you have to go through a more stringent compliance in order to meet those standards, but Southeast Asia which is easier. Now they will take the CFDA, which is China FDA approval as a standard, but we have to go through more testings if we want to go to North America.

John Greco.   So you think that is how far off in the future?

James Tong- Chief Financial Officer.   Well, I think at least it will be after a year or two years to really get things moving in that direction.

Operator.   Your next question is a follow-up from John Greco with [John C. Greco]. Please go ahead. I do believe that he is no longer in the queue.

Adam Waldo- Lismore Partners LLC.   James I apologize, I think I was missing out, it’s Adam Waldo from Lismore Partners LLC. And I apologize for not immediately asking my question, but I think the operator misannounced me. Just want to spend a little more time on the fiscal 2014 guidance. As other questioners and I have earlier gone through the outlook you’ve given for GMOL, 10% to 20% revenue growth if we assume the rest of the core product portfolio is flat, TMT is flat, there is no third-party API sales. The generics portfolio sales what made you decline 30% or 35% or more. So in the aggregate that seems very conservative for total company revenue growth outlook of 0% to 5% in fiscal 2014 getting to your comments about wanted to be very conservative. And with the Guangdong provisional approval for their EDL for GMOL certainly 10% to 20% revenue growth outlook is reasonable to conservative in light of near-term capacity constraints at least until a relocation is completed towards the end of calendar 2013.

So I appreciate you want to be conservative just I think maybe you’ve gone overly conservative here, but certainly getting to the opportunity to hopefully raise the guidance throughout fiscal 2014 instead of over the couple of years trending guidance through the year. So I can understand you wanted to do that I guess.

I wanted to just come back on to comment you have made in your last quarterly conference call and also the annual shareholders meeting, where you have alluded several times the capital market activities to repurchase shares towards the end of calendar 2013, obviously everything seems to be progressing well with QLF relocation, liquidity looks solid. So can you update us on timing and magnitude of capital market activities for share repurchase before calendar year-end 2013?

James Tong- Chief Financial Officer.   I believe that will be at the end of the QLF relocation. And as you can see that our sales director and myself have been buying shares from the market. So from the management side we’ve been buying shares. For the company that it’s just during the relocation and the capital expenditure with the now on because as soon as we buy those shares it becomes illiquid, right. So anything could happen during the relocation because it’s a giant project with manpower as well. So we do not want to go short of capital  to complete the project. And because that’s a core of our production that’s why there has not been a very active buying from a company side, but from a management side we’ve been doing our best to buy back shares because we believe in the value of the company.

Adam Waldo- Lismore Partners LLC.   No and I understand and appreciate all that, James. I guess what I am trying to get at is at what point does autumn or early winter do we get enough visibility on the on-time completion of again the major QLF relocation project that we can feel comfortable starting to repurchase shares and the buys, because obviously the equity market cap at this point is more $20 million?

James Tong- Chief Financial Officer.   Yeah, it is fairly low, it trade at cash....

Adam Waldo- Lismore Partners LLC.   It trades below the cash, right?

James Tong- Chief Financial Officer.   Yeah, slightly below cash. Yeah.

Adam Waldo- Lismore Partners LLC.   Yeah, I think that when we talk into sometime in November, I am just trying to get a better sense for as you look at your calendar obviously you know a lot more about the project milestones and all that behind you. But we are talking about sort that timeframe before you guys looking for this November or....?

James Tong- Chief Financial Officer.   Yes. This November.

Adam Waldo- Lismore Partners LLC.   You had given prior guides for activity towards the end of calendar 2013 so that would be sort of like fourth quarter of 2013, November and December something like that you obviously have remaining close to $3 million share repurchase authorization from the board. So are we talking about sometime in that November and December timeframe or are we talking about earlier than that, what should I be just thinking?

James Tong- Chief Financial Officer.   We believe that it’s going to be actually later than that because the relocation, yeah the relocation will now be completed by the end of this year. And then if I have previously said that it’s probably the earlier projection. And then we expect that the relocation of the formulation plant will be even later than the pre-extraction. And then remember there is a chance here which is in February, so that will be at least two weeks of delay during that period of time and by the time the March I don’t know if we can do the relocation. So we’re probably expecting that in June that the whole relocation can be finished. And that’s actually pretty optimistic at this point because what I mean is relocation and the GMP certification of both plants, because if you look at our, now the GMP renewal, it is one certificate for two plants. One pre-extraction and the other one is formulation. That will be the same for QLF.

So they are going to inspect the pre-extraction and then let us to start production, but the certificate will come after the formulation has been completely relocated. So I think that and then there will be payment of those constructions, because it will be later than that. So we certainly want to do purchase at the earliest we can, but at this moment that we do not have clarity to buy any shares in November at this moment.

Adam Waldo- Lismore Partners LLC.   Okay. So in your prior guidance last quarterly conference call and in May shareholders meeting, you said that the share repurchases would occur towards the end of calendar 2013, but it sounds like now it is more likely in mid calendar 2014?

James Tong- Chief Financial Officer.   Yeah, that is, yes.

Adam Waldo- Lismore Partners LLC.   Okay. Thanks very much.

James Tong- Chief Financial Officer.   Thanks Adam.

Operator.   Your next question comes from Peter Siris of (Inaudible). Please go ahead.

Peter Siris.   You said something earlier that I wanted to question. You said you were the CFO, but you were not a stock market expert. And it does seem to me in your distinct past that you did know something about buying or selling stocks. So since you’ve been buying shares of your own stock, I figure you are pretty smart guy and pretty smart investor. So the question I wanted to ask is as you look out over the next whatever period of time that you want to look at, two years, three years, five years, what do you see happening in the industry? In other words, do you see the continuing margin pressure for the industry extending permanently, do you see that changing, do you see consolidation going on. Where is TPI going to be three years from now?

James Tong- Chief Financial Officer.   Thanks for the comments. Well, I think that the market, what we've seen is that we expect that the next three years will be consolidation years of the industry that there are given the GMP renewal. I have actually checked with the manufacturing director who is involved. And I asked her how the GMP renewal are now and she said that there are companies in Sichuan Province that stop renewing their GMP because they do not have the good products and the resources to get a new GMP for the next three years will give them any advantage. Without the GMP renewal, they are going to shut their door.

So we've seen this happening and we look at, there are some of the companies who want to go on market for sale to other companies because their products are not attractive under the healthcare reform and we reflect part of the industry that we see the margin of our core products are improving, but our generic sales are not doing well. EDLs are doing well, but if you are EDL and have huge competition, like antibiotics. Everyone has the antibiotics with EDL status. you might not be doing well. So it really depends on individual portfolio and certainly listing as EDL is a great advantage if you keep certain margins of proprietary product.

So I think that for the next three years, we believe TPI will be doing fine. And given that healthcare reforms is not going to have any more dramatic impact on the industry, and I think that we will also be looking into new product development or adding as last time I said that the GMOL have the capsulation, capsule GMOL which will certainly be a good addition to the revenue. And it is possible to acquire certain products or companies which have very attractive portfolio, but these companies as usually doing well as well. So they are not going to be so cheap. And while the companies are up for fire sale and they’re probably not giving too much accretion to the company acquire them. So I think that you will see the consolidation, may be 50% in the next three years. So they are going to have half of the companies are gone or acquired or integrated some time, but this is only my projection.

Peter Siris.   No, I agree with you on that, I mean, I see a lot of companies that don’t have the capital at all to do to put in -- do the GMP upgrade. So as that happens and as a lot of the smaller companies leave the business, what does that say for the surviving companies, do margins get better, do sales pick up because the smaller companies disappear, I mean what do you see, how do you see that all shaping out?

James Tong- Chief Financial Officer.   Yeah, it will definitely be beneficial for the remaining players, but the market, let’s say, if one of the companies has two cardiovascular diseases drugs and they were out of business and then that certainly good news for us right, but we are not the only one selling stroke medicine, other companies out there, GMOL is a good product but it’s doing $26 million. There are companies who are doing $100 million of sales. So they don’t mind to grab another $10 million sales, that will be a 50% growth for us but for them 10%, but like the champions in sports, they are selfish. They want to grab more trophies. So there is going to be fierce competition uphill, but yeah, so I think that the market will be growing and whole market will be growing. There will be fewer players, again the bigger players and we hope that we could grow bigger, but we have competition.

Peter Siris.   And last question on the same topic, I mean do you see yourself at some point selling out to a bigger player in this consolidation?

James Tong- Chief Financial Officer.   At this moment we do not. But we prefer not to comment on this, but at this moment we do not have any plant to sell out because we have the good product pipeline. And we are more likely to be the buyer, but at this moment there is no M&A activity or proposals at all.

Peter Siris.   I am sorry. So back to the question about stock buyback, given what you said, will the company be smarter hanging on to its cash in case one of these other local companies that may have a good product, but can’t afford GMP upgrade which is out for sale at a fire sale price?

James Tong- Chief Financial Officer.   I agree with you. There are some companies that they put themselves on fire sale and then there are great products can be developed like GMOL. In 2003 it’s a very small drug and Dr. Jiang have seen the potential of the product and become a winner. And there are companies out of business that they have the few drugs which are really, they are gems and they are the pearls. So if we can grab that and develop something like GMOL, it will be more accretive than buying back shares. But we’re saying that hypothetically. So at this moment we do not have a target buying that.

Peter Siris.   Thanks James. I appreciate it.

James Tong- Chief Financial Officer.   Thanks a lot Peter.

Operator.   And it seems there are no further questions at this time. Please continue.

James Tong- Chief Financial Officer.   Thank you, ladies and gentlemen. Good morning and good evening. Thank you for attending fiscal year 2013, TPI's earnings conference call. Thanks for the questions. We look forward to interacting with you and look forward to seeing you at investor conferences and further communication through emails or phone calls. Thanks a lot.

Operator.   Ladies and gentlemen, that does conclude the conference call for today. We thank you for your participation. You may now disconnect your lines.